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                                                            Contact Information:
                                                             Dan Cook, President
                                                                    303-986-8011

PRESS RELEASE

                          USTMAN TECHNOLOGIES ANNOUNCES
                  EXECUTION OF DEFINITIVE ACQUISITION AGREEMENT
                  ---------------------------------------------

Lakewood, Colorado - July 21, 2000 USTMAN Technologies, Inc. (OTC BB: USTX) announced today that it has executed a definitive Asset Purchase Agreement with Veeder-Root Company to sell substantially all of its assets to Veeder-Root for $17.158 million in cash. USTMAN presently intends on using the proceeds of the sale to repay indebtedness, pay transaction expenses, and partially pay the liquidation preference of its Series A Preferred Stock. As a consequence, it is not presently expected that there will be funds available for distribution to common stockholders.

The Company's majority stockholders, which also own all of the Series A Preferred Stock, have agreed to vote in favor of the transaction. The consummation of the transaction is subject to the satisfaction of customary closing conditions. The parties presently anticipate that the transaction will close in September of this year after an Information Statement has been distributed to all shareholders.

USTMAN Technologies, headquartered in Lakewood, Colorado, is a provider of compliance information for underground storage tanks, servicing more than 76,000 such tanks through the application of the statistical inventory reconciliation
(SIR) process. SIR is the leading method of detecting leaks in managing fuel inventory held in storage tanks.

Veeder-Root, headquartered in Simsbury, CT, is a leading supplier of fuel management solutions and monitors over 500,000 petroleum underground storage tanks at retail stations around the world. Veeder-Root is a wholly-owned subsidiary of Danaher Corporation (NYSE:DHR), a leading manufacturer of Process/Environmental Controls and Tools and Components.

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